Exhibit 24.1
POWER OF ATTORNEY
     The undersigned do each hereby constitute and appoint David C. Lawler and Eddie M. LeBlanc, and each of them with full power to act without the other, with full power of substitution, as the true and lawful attorneys-in-fact and agents for the undersigned and in the undersigned’s name, place and stead, to sign in the name and on behalf of the undersigned the Annual Report on Form 10-K of Quest Resource Corporation for its fiscal year ended December 31, 2008, and any and all amendments thereto, and to file the same, with all exhibits thereto, and any and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them may lawfully do or cause to be done by virtue hereof.

	Director, Chief Executive	May 21, 2009
/s/ David C. Lawler David C. Lawler	Officer and President (principal executive officer)

/s/ Jon H. Rateau	Director	May 21, 2009

Jon H. Rateau

/s/ John C. Garrison	Director	May 21, 2009

John C. Garrison

/s/ James B. Kite, Jr.	Director	May 21, 2009

James B. Kite, Jr.

/s/ Gregory McMichael	Director	May 21, 2009

Gregory McMichael

/s/ William H. Damon III	Director	May 21, 2009

William H. Damon III

/s/ Eddie M. LeBlanc	Chief Financial Officer	May 21, 2009
Eddie M. LeBlanc	(principal financial and accounting officer)